Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:  Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports First Quarter Results

•                  Gross margin (reported) improved 190 basis points to 53.0 percent of revenue

•                  Earnings per share (EPS) was $0.09 (reported), or $0.25 (adjusted)

•                  Revenue declined 1 percent to $731.1 million; Total and Core Revenue both grew 2 percent at constant currency rates

•                  Revenue from Innovation portfolio grew 59 percent, represents 13 percent of total revenue

•                  Announced agreement to acquire Aratana Therapeutics and collaboration with VetDC

•                  Expected 2019 revenue updated to be between $3.08 billion and $3.14 billion due to changes in foreign exchange rate assumptions; constant currency growth at 4 to 6 percent remains unchanged

•                  Reported EPS for 2019 in the range of $0.36 to $0.48, or $1.02 to $1.12 on an adjusted basis remains unchanged

Greenfield, IN, May 9, 2019 - Elanco Animal Health Incorporated (NYSE: ELAN), today reported its financial results for the first quarter of 2019. The results reflect underlying volume growth and execution of the company’s targeted, three-pillar strategy focused on Innovation, Portfolio and Productivity.

“We are pleased to see our productivity agenda unlocking value as efficiencies and cost savings are reflected in our results with a significant increase in gross margin as a percent of sales. We remain encouraged by the growth of our innovation portfolio and are making strategic investments that advance all three pillars of our strategy,” said Jeff Simmons, president and chief executive officer of Elanco. “Our first quarter results demonstrate the value of our portfolio approach, delivering 2 percent constant currency sales growth, and in line with our expectations.”

Key Events since the last Earnings Call:

Innovation

•                  The portfolio of innovation launched since 2015 accounted for $97.8 million in revenue, up $36.2 million or 59 percent over the same quarter last year.

•                  Galliprant for dogs launched in several European Union countries.

•                  Correlink approved in Brazil and several other smaller markets outside the U.S.

Portfolio

•                  As a group, the targeted growth categories in Elanco’s portfolio - Companion Animal Disease Prevention, Companion Animal Therapeutics and Food Animal Future Protein & Health represent 59 percent of Elanco’s total Revenue and grew 1 percent, or 4 percent on a constant currency basis.

•                  Launched additional dose presentations for Credelio for dogs and cats.

•                  Resolved Galliprant channel backorders from the fourth quarter of 2018.

Productivity

•                  Completed insourcing of chewie platform, used in companion animal parasiticide products, driving cost reduction and better capacity utilization for several manufacturing sites.

•                  Established new, lower-cost active pharmaceutical ingredient (API) source for Credelio.

•                  Implemented technical agenda in poultry vaccine manufacturing process enhancing product reliability, while reducing cost.

•                  Executed agreements with various partners to provide distribution services aligned with the previously announced decision to change go-to-market models in certain International markets.

Additionally, Elanco announced the signing of an agreement to acquire Aratana Therapeutics and a commercial agreement with VetDC. These strategic investments are expected to advance all three pillars of our Innovation, Portfolio, and Productivity strategy.

First Quarter Reported Results:

In the first quarter of 2019, global revenue was $731.1 million, a decrease of 1 percent compared to the first quarter of 2018. Revenue, excluding strategic exits, decreased 1 percent to $708.6 million. Gross margin, as a percent of revenue, increased 190 basis points to 53.0 percent. The effective tax rate was 29.7 percent in the first quarter of 2019. Net income for the first quarter decreased $41.2 million to $31.5 million, or $0.09 per diluted share.

Companion Animal Disease Prevention revenue decreased 8 percent for the quarter, primarily driven by lower volume and price, as well as unfavorable impact from foreign exchange rates. Declines in older generation parasitcide products and vaccines were partially offset by continued growth in Credelio, Interceptor Plus and certain over-the-counter products.  Year on year comparisons are also impacted by purchasing patterns.

Companion Animal Therapeutics revenue increased 31 percent for the quarter, driven by increased volume and to a lesser extent price, partially offset by the impact of foreign exchange rates. The revenue increase was primarily driven by sales of Galliprant. In the quarter, backorders in the channel were resolved and the product was launched in several European markets.

Food Animal Future Protein & Health revenue was flat for the quarter, driven by both volume and increased price, fully offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 5 percent. Growth was driven by the aqua portfolio and poultry vaccines, offset by timing of international purchasing patterns for other poultry products.

Food Animal Ruminants & Swine revenue decreased 3 percent for the quarter, driven by flat volume, a negative impact from foreign exchange rates and decreased price.  Growth in cattle products from the resolution of certain backorders and favorable purchasing patterns, was offset by softness in swine antibiotics, particularly in Asia, driven by the impact of African Swine Fever, continued implementation of antimicrobial policies across the region and production rationalizations aligned with our productivity agenda.

Strategic Exits are businesses Elanco has exited or has made the decision to exit. Revenue from Strategic Exits decreased 4 percent for the quarter, and represented 3 percent of total revenue.

Gross profit increased 3 percent, to $387.3 million, in the first quarter of 2019 compared with the first quarter of 2018. Gross margin, as a percent of revenue, was 53.0 percent, an increase of 190 basis points period over period. The gross margin increase was primarily due to the realization of productivity agenda items including strategic sourcing, insourcing, and SKU rationalizations. Productivity improvements were partially offset by the impact of product mix and foreign exchange rates in the quarter.

Total operating expense was flat for the quarter. Marketing, selling and administrative expenses increased $1.1 million to $181.1 million, reflecting increased expenses as a result of operating as a public company, partially offset by continued productivity initiatives and cost control measures across the business.  Research and development expenses decreased $1.1 million to $64.1 million, or 9 percent of revenue. This decrease was primarily driven by normal project spend fluctuations and external innovation milestone payments in the first quarter of 2018 that created a favorable comparison.

Amortization of intangibles decreased $0.2 million to $49.0 million. Asset impairments, restructuring, and other special charges increased $22.5 million to $24.9 million primarily due to integration costs associated with the implementation of new systems, programs, and processes due to the separation from Lilly.

Net interest expense was $20.8 million in the first quarter of 2019; no net interest expense was incurred in the first quarter of the previous year. Other-net expense of $2.6 million in the first quarter of 2019, compared with expense of $1.9 million in the first quarter of 2018.

First Quarter Consolidated non-GAAP Results:

Adjusted net income for the first quarter decreased 23 percent to $92.9 million, which excludes the net impact of $61.4 million of asset impairments, restructuring and other special charges and the amortization of intangible assets, net of the impact from taxes. Adjusted EPS for the quarter was $0.25 per diluted share. Adjusted EBITDA increased 12 percent to $173.0 million, primarily driven by increased gross profit.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

FINANCIAL GUIDANCE

Elanco is updating its full year guidance for Revenue to reflect changes in foreign currency assumptions. The company is maintaining guidance for GAAP EPS, excluding potential impacts from purchase accounting that would result from the acquisition of Aratana Therapeutics and Adjusted EPS earnings expectations for the full year 2019.

	2019 Guidance (dollars in millions, except share amounts)
	December Guidance			May Guidance

Core Revenue	$3,040	to	$3,100	$3,020	to	$3,080
Strategic Exits		$60			$60
Revenue	$3,100		$3,160	$3,080		$3,140

GAAP EPS	$0.36	to	$0.48	$0.36	to	$0.48
Amortization of intangible assets		$0.53			$0.53
Expenses associated with establishing stand-alone capabilities	$0.28	to	$0.26	$0.28	to	$0.26
Subtotal	$1.17	to	$1.27	$1.17	to	$1.27
Tax Impact of Adjustments		$(0.15)			$(0.15)
Adjusted EPS	$1.02	to	$1.12	$1.02	to	$1.12

“The continued success of our Innovation, Portfolio and Productivity strategy will help us to navigate the dynamic global animal health market. We remain confident in our ability to deliver our expectations for the full year and are maintaining our guidance for revenue growth at 4 to 6 percent, excluding the impact of foreign exchange, and EPS,” said Simmons.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. eastern today, during which company executives will review first quarter financial and operational results, discuss 2019 financial guidance, and respond to questions from financial analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company’s website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act). This press release contains forward-looking statements, including, without limitation, statements concerning our 2019 guidance, our industry and our operations, performance and financial condition, including in particular, statements relating to our business, growth strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions including, but not limited to the following:

•                  heightened competition, including from innovation or generics;

•                  the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•                  changes in regulatory restrictions on the use of antibiotics in food animals;

•                  impact of generic products;

•                  our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•                  consolidation of our customers and distributors;

•                  an outbreak of infectious disease carried by food animals;

•                  the success of our R&D and licensing efforts;

•                  our ability to complete acquisitions and successfully integrate the businesses we acquire;

•                  misuse or off-label use of our products;

•                  unanticipated safety, quality or efficacy concerns associated with our products;

•                  the impact of weather conditions and the availability of natural resources;

•                  risks related to our presence in emerging markets;

•                  changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•                  the impact of global macroeconomic conditions; and

•                  the effect on our business of the transactions involving the separation of our business from that of Eli Lilly & Co. (Lilly) and the distribution of Lilly’s interest in us to its shareholders through an exchange offer consummated on March 11, 2019.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Forms 10-K and 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this quarterly report. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this quarterly report. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance.  Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com.  The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following:  (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits.  These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures.  We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco.  We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenue	$731.1	$736.2
Costs, expenses, and other:
Cost of sales	343.8	360.0
Research and development	64.1	65.2
Marketing, selling, and administrative	181.1	180.0
Amortization of intangible assets	49.0	49.2
Asset impairments, restructuring, and other special charges	24.9	2.4
Interest expense, net of capitalized interest	20.8	—
Other—net expense	2.6	1.9
Income before income taxes	$44.8	$77.5
Income taxes	13.3	4.8
Net income	$31.5	$72.7
Earnings per share:
Basic	$0.09	$0.25
Diluted	$0.09	$0.25
Weighted average shares outstanding:
Basic	365.7	293.3
Diluted	366.0	293.3

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars in millions, except per share data)

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of March 31, 2019 and 2018.

The following is a reconciliation of GAAP Reported for the three months ended March 31, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	Three months ended March 31, 2019			Three months ended March 31, 2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$343.8	$(0.6)	$344.4	$360.0	$—	$360.0
Amortization of intangible assets	$49.0	49.0	—	$49.2	49.2	—
Asset impairments, restructuring and other special charges (2) (3)	$24.9	24.9	—	$2.4	2.4	—
Income before taxes	$44.8	$73.3	$118.1	$77.5	$51.6	$129.1
Provision for taxes (4)	$13.3	(11.9)	25.2	$4.8	$(4.1)	8.9
Net income	$31.5	$61.4	$92.9	$72.7	$47.5	$120.2
Earnings per share:
basic (6)	$0.09	$0.17	$0.25	$0.20	$0.13	$0.33
diluted	$0.09	$0.17	$0.25	$0.20	$0.13	$0.33
Adjusted weighted average shares outstanding:
basic (5)	365.7	365.7	365.7	365.6	365.6	365.6
diluted	366.0	366.0	366.0	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)         The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)         Adjustments to certain GAAP reported measures for the three months ended March 31, 2019 and 2018 include the following:

(1)         2019 excludes inventory adjustments related to the suspension of commercial activities for Imrestor (-$0.6 million).

(2)         2019 excludes charges associated with the impairment of intangible assets ($4.0 million) as well as charges primarily related to independent stand-up costs and other related activities ($20.9 million).

(3)         2018 excludes charges associated with restructuring charges ($2.4 million) primarily related to integration and other activities.

(4)         2019 and 2018 represent the income tax expense associated with the adjusted items.

(5)         Adjusted weighted average shares outstanding: Basic and diluted includes 72.3 million shares sold in the September 2018 initial public offering for the three months ended March 31, 2018.

(6)         Reconciliation of each adjustment to earnings per share by line item is shown in the table below. As Reported GAAP EPS of $0.25 for Q1 2018 was calculated using a weighted average shares of 293.3; however, in order to provide a more meaningful representation of comparative results, the table utilized a weighted average shares of 365.6 to arrive at GAAP EPS of $0.20.

	Q1 2019	Q1 2018
As Reported EPS	$0.09	$0.25
Cost of sales	(0.0)	—
Amortization of intangible assets	0.13	0.13
Asset impairments, restructuring and other special charges	0.07	0.01
Subtotal	$0.20	$0.14
Tax Impact of Adjustments	(0.03)	(0.01)
Total Adjustments to EPS	$0.17	$0.13

Impact of Adjusted weighted shares outstanding: Basic and diluted (1)		(0.05)
Adjusted EPS	$0.25	$0.33

Numbers may not add due to rounding.

(1) See note (5) above. Impact is based on 72.3 million shares sold in the September 2018 initial public offering for the three months ended March 31, 2018.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors’ understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

The following is a reconciliation of U.S. GAAP Net Income for the three months ended March 31, 2019 and 2018 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended March 31,
	2019	2018
Reported Net Income	$31.5	$72.7
Net interest expense	20.8	—
Income tax expense	13.3	4.8
Depreciation and amortization	83.1	74.3
EBITDA	$148.7	$151.8
Non-GAAP Adjustments:
Cost of sales	$(0.6)	$—
Asset impairment, restructuring and other special charges	24.9	2.4
Adjusted EBITDA	$173.0	$154.2
Adjusted EBITDA Margin	23.7%	20.9%

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended March 31,
	2019		2018
Companion Animal
Disease Prevention	$185.9	25%	$201.3	27%
Therapeutics	81.4	11%	62.3	8%
Total Companion Animal	$267.3	37%	$263.6	36%
Food Animal
Future Protein & Health	$167.2	25%	$166.7	23%
Ruminants and Swine	274.1	37%	282.5	38%
Total Food Animal	$441.3	60%	$449.2	61%
Revenue Subtotal	$708.6		$712.8
Strategic Exits	$22.5	3%	$23.4	3%
Total Revenue	$731.1	100%	$736.2	100%

Numbers may not add due to rounding.